EXHIBIT 99.1

YORK International Announces Second Quarter Results and Comments on Business Outlook

     YORK, Pa.--(BUSINESS WIRE)--July 22, 2004--

         Results of $0.91 Per Share Include a Charge of $0.28 Per Share Associated with a Previously Announced Furnace Remediation Program

     YORK International Corporation (NYSE:YRK) today reported net income of $38.4 million, or $0.91 per share for the second quarter of 2004. Included in net income is a pretax charge of $20 million ($12 million after tax) to record the estimated liability associated with the UPG furnace remediation program announced on July 7th.
     Commenting on the second quarter results, President and Chief Executive Officer, C. David Myers, said, "We delivered strong operating performance and continued to improve the utilization of our working capital and strengthen the overall balance sheet."
     Sales increased 12.7% from the second quarter of 2003 to $1.2 billion due to strong increases in UPG and in all geographies within Global Applied. Income from operations was $48.4 million in the second quarter of 2004, highlighted by a 26% improvement at UPG and a 16% improvement at Global Applied.
     Income tax expense in the second quarter was $4.1 million. The effective tax rate of 9.7% includes:

     --   a projected annual tax rate of 23.5% on operations

     -- the favorable impact of the settlement of prior years' tax returns offset by deferred tax adjustments, which resulted in a net benefit of $2.6 million dollars, or $0.06 per share

     --   a 39.8% tax rate associated with the furnace remediation program.

     BUSINESS UNIT REVIEW

     GLOBAL APPLIED

     Revenue for the Global Applied business was up 13.7% from the second quarter of 2003 to $883 million. Revenue in the Americas was up 8.7% due to improved equipment volume and continued service growth. Revenues increased 14.5% in EMEA driven by strong sales growth and the favorable translation impact of European currencies. Asia revenues increased 23.9% with growth in every country. Revenue from the service businesses improved 8.1% as compared to the second quarter of 2003.
     Income from operations improved 16.1% to $60.0 million as compared to $51.7 million in the second quarter of 2003. Higher volume and benefits from restructuring actions in 2003 were partially offset by higher material costs, pricing pressure, and investments in IT and product development.
     The Global Applied backlog at the end of the quarter increased 16.2% from the prior year to a record level of $1.2 billion.

     UNITARY PRODUCTS

     UPG sales were up 15.8% to $258 million as compared to $223 million in the second quarter of 2003, with sales gains in every product category.
     Income from operations in the second quarter improved 25.5% to $30.2 million versus $24.0 million in the second quarter of 2003. Improvements in production efficiency, a more positive product mix, prices increases and operating leverage on higher volume more than offset material cost increases.

     BRISTOL

     Bristol's sales for the second quarter were flat with last year at $139 million. Increases in sales to international customers were offset by lower sales to domestic customers.
     Bristol's income from operations was $4.2 million as compared to $11.9 million in the second quarter of 2003, primarily due to rising material costs and the replacement of domestic volume with lower priced applications for international customers.

     CORPORATE, ELIMINATIONS AND OTHER

     Corporate, eliminations and other was $46.1 million, and includes the charge of $20 million recorded in cost of goods sold related to the furnace remediation program. Other increases were primarily due to spending related to VISTA and our global IT infrastructure.

     OUTLOOK

     C. David Myers, said, "We are optimistic about market conditions. Overall Global Applied markets are showing signs of improvement for smaller sized applications and quoting activity is strong. The impact of the market strength is reflected in our backlog increase of 16.2%. Increased order levels in UPG continued in early July, driven by a strong market and acceptance of our new products.
     "Year to date operating performance improvements of 30.8% in UPG and 20.3% in Global Applied demonstrate the benefits of efficiency improvements, productivity increases, cost reductions and volume leverage, which more than offset escalating material costs. For the remainder of the year, we expect our businesses to continue to execute well, allowing us to offset an expected negative net impact of material cost increases."
     Mr. Myers continued, "We are updating our full-year guidance for 2004 to achieve the lower end of a $2.48 to $2.78 earnings per share range. This is consistent with our guidance at the beginning of the year to achieve the lower end of the $2.70 to $3.00 per share range, after considering the adjustment for the furnace remediation program and the favorable tax adjustment recorded in the second quarter. We continue to target $70 million in debt reduction for the full year. For the third quarter of 2004, we expect earnings to be in the range of $0.75 to $0.85 per share."
     YORK International will conduct a conference call to discuss second quarter performance and business outlook on Thursday, July 22, 2004, at 09:00 a.m. EST. The conference call will be available through a web broadcast on YORK International's web site at www.york.com.
     If you are unable to connect to the company's web site you may listen via telephone, please call 1-973-935-8514 (code not required.) Please call five minutes prior to the scheduled start time.
     There will be a replay of the conference call beginning Thursday, July 22, 2004, at 11:00 a.m., continuing through until Monday, July 26, 2004, at 11:00 p.m. You may call 1-877-519-4471, code #496 0319.

     This press release and the earnings release conference call may contain non-GAAP financial measures that are reconciled to the most directly comparable GAAP measures on pages 8 and 9 of this press release. The company believes that providing this additional information provides a transparent view of core operational performance with and without the impact of special items in 2003. Management utilizes non-GAAP measures internally to assess historical and expected future performance of the company and as a basis for certain compensation arrangements. Special items in 2003 included restructuring costs, operating expenses related to restructuring initiatives, significant pension curtailments, and gain and loss on divestitures. Special items are the direct result of significant strategic actions initiated by management in 2003 to further reduce the company's overall cost structure and support implementation of the new geographic organization. These charges would not have been incurred if management did not initiate actions to reposition the company. Special items are deducted from GAAP measures (income from operations, income and earnings per share before cumulative effect of changes in accounting principles, net income, and earnings per share) to allow users of the company's financial information to identify the cost impact of management's significant strategic decisions on historical results.

     This release includes "forward-looking statements" that involve risks and uncertainties. Actual results could differ materially from those projected in the forward-looking statements. Factors that could affect results include the outcome of the Consumer Products Safety Commission review and approval of the furnace remediation program, estimates used in determining the expected cost of the remediation program, rising material costs, economic and political environments, climatic conditions, work stoppages, litigation, product liability, currency, and regulatory and competitive pressures. Additional information regarding these risk factors and uncertainties is detailed in YORK's SEC filings.

     YORK International Corporation is a full-line, global provider of heating, ventilating, air conditioning and refrigeration (HVAC&R) products and services. YORK is the largest independent supplier of HVAC&R equipment in the United States and a leading competitor in the industry internationally. The company's products are sold in more than 125 countries and YORK has approximately 23,400 employees worldwide.


            YORK INTERNATIONAL CORPORATION AND SUBSIDIARIES
     Consolidated Condensed Statements of Operations (unaudited)


                        Three Months Ended        Six Months Ended
                             June 30,                 June 30,
(in thousands, except
 per share data)         2004        2003        2004        2003
                      ----------- ----------- -----------  -----------

Net sales            $ 1,221,708 $ 1,084,417 $ 2,161,075  $ 1,952,774
Cost of goods sold      (996,033)   (858,053) (1,764,344)  (1,566,310)
                      ----------- ----------- -----------  -----------
 Gross profit            225,675     226,364     396,731      386,464
Selling, general, and
 administrative
 expenses               (177,303)   (156,796)   (343,484)    (305,828)
Restructuring and
 other charges, net           --     (33,060)         --      (49,154)
                      ----------- ----------- -----------  -----------
 Income from
  operations              48,372      36,508      53,247       31,482
Interest expense, net    (10,072)    (12,115)    (20,933)     (24,131)
Equity in earnings of
 affiliates                4,227       2,477       4,719        3,565
                      ----------- ----------- -----------  -----------
Income before income
 taxes                    42,527      26,870      37,033       10,916
Provision for income
 taxes                    (4,131)     (7,664)     (2,840)      (5,346)
                      ----------- ----------- -----------  -----------
 Net income          $    38,396 $    19,206 $    34,193  $     5,570
                      =========== =========== ===========  ===========
Diluted earnings per
 share:
 Net income          $      0.91 $      0.48 $      0.81  $      0.14
                      =========== =========== ===========  ===========
Cash dividends per
 share               $      0.20 $      0.15 $      0.40  $      0.30
                      =========== =========== ===========  ===========
Diluted weighted
 average common
 shares and common
 equivalents
 outstanding:             42,270      39,861      42,050       39,748


            YORK INTERNATIONAL CORPORATION AND SUBSIDIARIES
          Consolidated Condensed Balance Sheets (unaudited)


                                                 June 30,    Dec. 31,
(in thousands)                                     2004       2003
                                                ----------- ----------
ASSETS

Current assets:
 Cash and cash equivalents                      $   50,584 $   49,650
 Receivables, net                                  797,079    638,510
 Inventories                                       572,370    512,714
 Prepayments and other current assets              130,863    129,921
                                                ----------- ----------

  Total current assets                           1,550,896  1,330,795

Deferred income taxes                              101,132    107,566
Investments in affiliates                           32,193     28,200
Property, plant, and equipment, net                537,061    541,118
Goodwill                                           526,822    529,182
Intangibles, net                                    35,711     36,744
Deferred charges and other assets                   99,033     99,530
                                                ----------- ----------

  Total assets                                  $2,882,848 $2,673,135
                                                =========== ==========

LIABILITIES AND STOCKHOLDERS' EQUITY

Current liabilities:
 Notes payable and current portion of
  long-term debt                                $   20,448 $   30,755
 Accounts payable and accrued expenses           1,018,774    899,093
 Income taxes                                       26,662     38,453
                                                ----------- ----------

  Total current liabilities                      1,065,884    968,301

Long-term warranties                                52,460     46,888
Long-term debt                                     671,011    582,027
Postretirement and postemployment benefits         242,915    249,912
Other long-term liabilities                         51,438     49,607
                                                ----------- ----------

  Total liabilities                              2,083,708  1,896,735

Stockholders' equity                               799,140    776,400
                                                ----------- ----------

  Total liabilities and stockholders' equity    $2,882,848 $2,673,135
                                                =========== ==========


            YORK INTERNATIONAL CORPORATION AND SUBSIDIARIES
    Supplemental Statement of Operations and Segment Information
                              (unaudited)

                                       Three Months Ended June 30,
                                    ----------------------------------
                                                               2003
                                                             Excluding
 (in thousands, except per share                              Special
  data)                               2004        2003         Items
                                    ----------  ----------  ----------
 Revenue:
 ----------------------------------
 Global Applied:
    Americas                       $  394,424  $  362,839  $  362,839
    EMEA                              384,403     335,702     335,702
    Asia                              163,485     131,987     131,987
    Intragroup sales                  (59,470)    (54,252)    (54,252)
                                    ----------  ----------  ----------
                                      882,842     776,276     776,276
 Unitary Products Group               258,115     222,949     222,949
 Bristol Compressors                  138,965     138,837     138,837
 Eliminations                         (58,214)    (53,645)    (53,645)
                                    ----------  ----------  ----------
   Total                           $1,221,708  $1,084,417  $1,084,417
                                    ==========  ==========  ==========
 Income from Operations:
 ----------------------------------
 Global Applied:
    Americas                       $   23,313  $   16,815  $   16,815
    EMEA                               14,600      12,451      12,451
    Asia                               22,082      22,423      22,423
                                    ----------  ----------  ----------
                                       59,995      51,689      51,689
 Unitary Products Group                30,191      24,049      24,049
 Bristol Compressors                    4,242      11,930      11,930
 Corporate, eliminations, and other   (46,056) A  (16,130)    (16,130)
 Charges and other expenses               -       (35,030) B      -
                                    ----------  ----------  ----------
   Total                               48,372      36,508      71,538

 Interest expense, net                (10,072)    (12,115)    (12,115)

 Equity in earnings of affiliates       4,227       2,477       2,477
                                    ----------  ----------  ----------

 Income before income taxes            42,527      26,870      61,900

 Provision for income taxes            (4,131)     (7,664)    (14,546)
                                    ----------  ----------  ----------
 Net income                        $   38,396  $   19,206  $   47,354
                                    ==========  ==========  ==========
 Diluted earnings per share:
   Net income                      $     0.91  $     0.48  $     1.19
                                    ==========  ==========  ==========

 Weighted average diluted shares       42,270      39,861      39,861

A -- Includes a charge of $20,000 to record the estimated liability associated with the UPG furnace remediation program

B -- Includes $34,278 of restructuring and other charges (of which $1,218 is recorded as part of cost of goods sold) and $752 of operating expenses (recorded as part of cost of goods sold) related to the cost reduction actions


            YORK INTERNATIONAL CORPORATION AND SUBSIDIARIES
     Supplemental Statement of Operations and Segment Information
                              (unaudited)

                                         Six Months Ended June 30,
                                    ----------------------------------
                                                               2003
                                                             Excluding
 (in thousands, except per share                              Special
  data)                               2004        2003         Items
                                    ----------  ----------  ----------
 Revenue:
 ----------------------------------
 Global Applied:
    Americas                       $  727,223  $  660,252  $  660,252
    EMEA                              682,824     597,754     597,754
    Asia                              266,269     222,106     222,106
    Intragroup sales                 (104,461)    (94,618)    (94,618)
                                    ----------  ----------  ----------
                                    1,571,855   1,385,494   1,385,494
 Unitary Products Group               438,506     386,491     386,491
 Bristol Compressors                  252,443     276,399     276,399
 Eliminations                        (101,729)    (95,610)    (95,610)
                                    ----------  ----------  ----------
   Total                           $2,161,075  $1,952,774  $1,952,774
                                    ==========  ==========  ==========
 Income from Operations:
 ----------------------------------
 Global Applied:
    Americas                       $   24,999  $   14,059  $   14,059
    EMEA                               14,591      13,040      13,040
    Asia                               31,656      32,116      32,116
                                    ----------  ----------  ----------
                                       71,246      59,215      59,215
 Unitary Products Group                42,217      32,269      32,269
 Bristol Compressors                    8,320      23,259      23,259
 Corporate, eliminations, and other   (68,536) A  (30,245)    (30,245)
 Charges and other expenses               -       (53,016) B      -
                                    ----------  ----------  ----------
   Total                               53,247      31,482      84,498

 Interest expense, net                (20,933)    (24,131)    (24,131)

 Equity in earnings of affiliates       4,719       3,565       3,565
                                    ----------  ----------  ----------

 Income before income taxes            37,033      10,916      63,932

 Provision for income taxes            (2,840)     (5,346)    (15,024)
                                    ----------  ----------  ----------
 Net income                        $   34,193  $    5,570  $   48,908
                                    ==========  ==========  ==========
 Diluted earnings per share:
   Net income                      $     0.81  $     0.14  $     1.23
                                    ==========  ==========  ==========

 Weighted average diluted shares       42,050      39,748      39,748

A -- Includes a charge of $20,000 to record the estimated liability associated with the UPG furnace remediation program

B -- Includes $52,264 of restructuring and other charges (of which $3,110 is recorded as part of cost of goods sold) and $752 of operating expenses (recorded as part of cost of goods sold) related to the cost reduction actions


    CONTACT: YORK International Corporation
             Helen Marsteller, 717-771-7451